Exhibit 5.1

March 12, 2007

(202) 955-8500                                                                                                                                                              C 56526-00005

(202) 467-0539

Liquidity Services, Inc.
1920 L Street NW, 6th Floor
Washington, DC 20036

Re:                               Liquidity Services, Inc.
Registration Statement on Form S-1 (Reg. No. 333-140643)

Ladies and Gentlemen:

As counsel for Liquidity Services, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-1 (Registration No. 333-140643), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of up to 100,000 shares of common stock, par value $0.001 per share (“Common Stock”) by the Company and the offering of up to 6,316,472 shares of Common Stock by certain selling stockholders (including shares that may be sold upon exercise of the underwriters’ over-allotment option) (collectively, the “Shares”) under the Registration Statement.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  In rendering the opinion set forth below, we have relied as to factual matters upon assurances of certain officers of the Company, which factual matters have not been independently verified by us.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have

Liquidity Services, Inc.
March 12, 2007

examined, we are of the opinion that the Shares to be sold by the Company and the selling stockholders have been, or when issued will be, validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.  We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion.  This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist.  In rendering this opinion, we assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such fact.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP